Exhibit 99.2

Chesapeake Corporation Holds Annual Meeting:

Strategic Transformation Led to Improved 2001 Earnings

RICHMOND, Va. (April 25, 2002) - Chesapeake Corporation's (NYSE: CSK) strategic transformation into a specialty packaging company and its solid 2001 financial results were the focus of the company's annual meeting held here today.

"Chesapeake was able to deliver improved earnings in a year of economic downturn because of the recent steps we've taken to become a streamlined, pure-play specialty packaging company," said Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer. "Our focus on specific niche markets - ones that are stable, growing and in which we hold defensible positions - contributed to our solid results."

Chesapeake reported 2001 net income from continuing operations before a restructuring charge of $19.8 million, or $1.30 per share, a 25 percent increase over 2000 net income of $15.9 million, or 99 cents per share. The company reported net sales of $790.5 million in 2001, an increase over the $654.7 million reported the prior year.

"Wall Street recognized our results and rewarded us with a higher stock price during 2001," Johnson said. "In fact, Chesapeake's share price increased 39 percent last year, outperforming both the S&P 500 index and our peer index."

Regarding the outlook for 2002, Johnson told the audience that he expects revenues from continuing operations to be in the $780-820 million range. He anticipates net income from continuing operations, before restructuring activities, in the $1.60-1.80 per share range.

"As I look back on 2001, I view it as a year that further solidified our transformation into one of the world's premier specialty packaging companies," said Johnson. "We will continue to focus on gaining further synergies through integration, including cost reduction opportunities and consolidation. We made great strides on a number of strategic fronts while still achieving our operational and financial targets."

In other business at the annual meeting, shareholders elected four directors to Class I to hold office for a term of three years. Current directors elected today to Class I include:

    Sir David Fell, 59, chairman and director, Northern Bank Limited
    John W. Rosenblum, 58, management consultant
    Richard G. Tilghman, 61, retired vice chairman, SunTrust Banks, Inc.

In addition, Keith Gilchrist, 53, executive vice president and chief operating officer of Chesapeake, was elected to his first term as a Class I director.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has 50 locations in Europe, North America, Africa and Asia and employs approximately 5,800 people worldwide. The company's website address is http://www.cskcorp.com.